Exhibit 19.1
FIVE POINT HOLDINGS, LLC
POLICY ON INSIDER TRADING

In the course of conducting the business of Five Point Holdings, LLC (the “Company”), you may come into possession of material information about the Company or other entities that is not available to the investing public (“material nonpublic information”). You have a legal and ethical obligation to maintain the confidentiality of material nonpublic information. In addition, it is illegal and a violation of this Company Policy on Insider Trading (the “Policy”) to purchase or sell securities of the Company or any other entity while you are in possession of material nonpublic information about the Company or that other entity. The Company’s Board of Directors has adopted this Policy in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company. We have all worked hard to establish the Company’s reputation for integrity and ethical conduct, and we are all responsible for preserving and enhancing this reputation.
Scope of Coverage
The restrictions set forth in this Policy apply to all Company officers, directors and employees, wherever located, and to their spouses, minor children, adult family members sharing the same household and any other person or entity over whom the officer, director or employee exercises substantial influence or control over his, her or its securities trading decisions. This Policy also applies to any trust or other estate in which an officer, director or employee has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.
This Policy applies to transactions in common shares, preferred shares, bonds and other debt securities, options to purchase common shares, convertible debentures and warrants, units that are exchangeable for common shares, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. See the sections entitled “Special Transactions” and “Prohibited Transactions” for further discussion of certain types of securities and transactions.
This Policy also applies to material nonpublic information relating to other companies, including the Company’s vendors, suppliers and other business partners, when such information is obtained in the course of employment with, or the performance of services on behalf of, the Company. Material nonpublic information relating to such other companies should be treated with the same care required with respect to information related directly to the Company.
To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers and certain designated employees who have access to material nonpublic information about the Company. These policies are set forth in the Company’s Addendum to Insider Trading Policy. The Company will notify you if you are

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subject to the Addendum. The Addendum generally prohibits those covered by it from trading in Company securities during blackout periods.
Individual Responsibility
Persons subject to this Policy are individually responsible for complying with this Policy and ensuring the compliance of any family member, household member or entity whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in Company securities or the securities of any other entity in which you may have received material nonpublic information, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
Material Nonpublic Information
What is Material Information? Under Company policy and United States laws, information is material if:
•there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
•the information, if made public, likely would affect the market price of a company’s securities.
Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. With respect to other companies, nonpublic information can be material even if the other companies do not have publicly traded stock, such as those with outstanding bonds or bank loans.
Depending on the facts and circumstances, information that could be considered material includes, but is not limited to:
•annual or quarterly results of operations and significant changes in financial performance or liquidity;
•earnings announcements or estimates, or changes to previously released announcements or estimates;
•other unpublished financial results;
•writedowns and additions to reserves for bad debts;
•expansion or curtailment of operations;
•significant acquisitions and dispositions of properties;
•significant developments regarding the Company’s business operations;
•significant new lawsuits or regulatory matters, or significant rulings or developments in existing ones;
•proposals, plans or agreements, even if preliminary in nature, involving significant or strategic transactions, such as corporate mergers and acquisitions, divestitures, recapitalizations, tender offers, joint ventures or purchases or sales of substantial assets;
•changes in analyst recommendations or debt ratings;

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•events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of securityholders or public or private sales of additional securities);
•changes in control of the Company or extraordinary management developments;
•extraordinary borrowing or other financing transactions out of the ordinary course;
•liquidity problems; and
•changes in auditors or auditor notification that the Company may no longer rely on an audit report.
A good general rule of thumb: When in doubt, do not trade.
What is Nonpublic Information? Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.
It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is nonpublic unless you can point to its official release by the Company in at least one of the following ways:
•public filings with securities regulatory authorities;
•issuance of press releases;
•meetings with members of the press and the public; or
•information contained in proxy statements and prospectuses.
You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material nonpublic information should refrain from any trading activity for two full trading days following its official release.
Twenty-Twenty Hindsight. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the Chief Legal Officer.
“Tipping” Material Nonpublic Information Is Prohibited
In addition to trading while in possession of material nonpublic information, it is also illegal and a violation of this Policy, as well as the Company’s Code of Business Conduct and Ethics, to convey such material nonpublic information to another (“tipping”) if you know or have reason to believe that the person will misuse such information by trading in securities or passing such information to others who will trade. This applies regardless of whether the “tippee” is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether you, as the tipper, receive any monetary benefit from the tippee.

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Special Transactions
The trading restrictions in this Policy do not apply in the case of the following transactions, except as specifically noted:
Stock Option Plans. The trading restrictions in this Policy do not apply to exercises of stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e. a net exercise or where cash is paid to exercise the option) or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to sales of Company common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes.
Restricted Stock or Restricted Stock Unit (RSU) Awards. The trading restrictions in this Policy do not apply to the vesting of restricted stock or RSUs, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or RSUs. The trading restrictions do apply, however, to any market sale of restricted stock (whether before or after vesting) or market sale of shares delivered upon vesting of RSUs.
Operating Company Units (OP Units). The trading restrictions in this Policy do not apply to the redemption or exchange of units of membership interest in Five Point Operating Company, LLC or Heritage Fields LLC. The trading restrictions do apply, however, to any market sale of shares received in exchange for such units.
Other Similar Transactions. Any other purchase of Company securities directly from the Company or sales of Company securities directly to the Company are not subject to the trading restrictions of this Policy.
Gifts of Securities
Bona fide gifts of securities are not transactions subject to this Policy.
Trading Plans
Notwithstanding the prohibition against insider trading, Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and Company policy permit employees and others subject to this Policy to trade in Company securities regardless of their awareness of material nonpublic information if the transaction is made pursuant to a pre-arranged written trading plan (“Trading Plan”) that was entered into in good faith when the person was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-1. Anyone subject to this Policy who wishes to enter into a Trading Plan must submit the Trading Plan to the Chief Legal Officer for approval at least 10 business days prior to the planned entry into the Trading Plan. Trading Plans may not be adopted by a person when he or she is in possession of material nonpublic information about the Company, and all Trading Plans must provide for a period of at least 30 days following adoption during which no trading shall occur. Once the Trading Plan is adopted, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. You may amend or replace a Trading Plan only during periods when trading is permitted in accordance

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with this Policy, and you must submit any proposed amendment or replacement of a Trading Plan to the Chief Legal Officer for approval prior to adoption. You must provide written notice to the Chief Legal Officer prior to amending or terminating a Trading Plan. You should understand that frequent modifications or terminations of a Trading Plan may call into question your good faith in entering into the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations). For this reason, no trading may occur under a Trading Plan for a period of at least 45 days following any amendment or modification of that Trading Plan, and no trading may take place under any new Trading Plan for a period of at least 60 days following the termination of a Trading Plan.
Reporting Violations/Seeking Advice
You should refer suspected violations of this Policy to the Chief Executive Officer, the President or the Chief Legal Officer. In addition, if you:
•receive material nonpublic information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or
•receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the Chief Legal Officer. Consulting your supervisor or other colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.
Post-Termination Transactions
This Policy and the Addendum continue to apply to transactions in Company securities even after termination of service with the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material.
Penalties for Violations of the Insider Trading Policy and Laws
In the United States and many other countries, the personal consequences to you of illegal insider trading can be severe. In addition to injunctive relief, disgorgement, and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees. The amount of a penalty could total three times the profits made or losses avoided. All those who violate U.S. insider trading laws, including tippers, tippees and remote tippees, could be subject to the maximum penalty. The maximum penalty may be assessed even against tippers for the profits made or losses avoided by all direct and remote tippees. Further, civil penalties of the greater of $1 million or three times the profits made or losses avoided can be imposed on any person who “controls” a person who engages in illegal insider trading.
Criminal penalties may also be assessed for insider trading. Any person who “willfully” violates any provision of the Exchange Act (or rule promulgated thereunder) may be fined up to $5 million ($25 million for entities) and/or imprisoned for up to twenty years. Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by

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the Company, up to and including termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal. Needless to say, a violation of law, or even a Securities and Exchange Commission (“SEC”) investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

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FIVE POINT HOLDINGS, LLC
ADDENDUM TO POLICY ON
INSIDER TRADING
Introduction
This Addendum explains requirements and procedures which apply to all directors, officers and certain designated employees of Five Point Holdings, LLC (the “Company”) who have access to material nonpublic information about the Company, and is in addition to and supplements the Company Policy on Insider Trading (the “Policy”). The names of the covered persons subject to this Addendum are listed on attached Schedule A. The Company may from time to time designate other individuals who are subject to this Addendum and will amend Schedule A from time to time as necessary to reflect such changes or the resignation or change of status of any individual. Please note that this Policy applies to all Company securities which you hold or may acquire in the future.
Please read this Addendum carefully. When you have completed your review, please sign the attached acknowledgment form and return it to the Company’s Chief Legal Officer.
Blackout Periods
Those individuals subject to this Addendum, and their spouses, minor children, adult family members sharing the same household, and any other person or entity over whom the individual exercises substantial influence or control over his, her or its securities trading decisions (collectively, “Family Members”), are subject to the following blackout periods, during which they may not trade in the Company’s securities (except by means of pre-arranged 10b5-1 Trading Plans established in compliance with the Policy).
Quarterly Blackout. Because the announcement of the Company’s quarterly financial results will almost always have the potential to have a material effect on the market for the Company’s securities:
1.In the case of persons subject to this Policy other than members of the Board of Directors and their Family Members, you may not trade in the Company’s securities during the period beginning on the fifteenth day of the last month of the quarter and ending after the second full business day following the earlier of the filing of the Company’s quarterly or annual report or the issuance of the earnings release for that quarter (except by means of pre-arranged 10b5-1 Trading Plans established in compliance with the Policy); and
2.In the case of members of the Board of Directors and their Family Members, you may not trade in the Company’s securities during the period beginning at the time that the Board of Directors is provided financial information for any quarter (which is expected to be no earlier than seven (7) days prior to the release of the Company’s quarterly or annual report for that quarter) and ending after the second full business day following the earlier of the filing of the Company’s quarterly or annual report or the issuance of the earnings release for that quarter (except by means of pre-arranged 10b5-1 Trading Plans established in compliance with the Policy).
Interim Earnings Guidance Blackout. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC

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filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
Event-Specific Blackout. From time to time, the Company’s Chief Legal Officer may determine that an event has occurred or may occur that is material to the Company and that there should therefore be an event-specific blackout period. In this event, the Company’s Chief Legal Officer will so inform the individuals subject to this Addendum of the existence of such blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.
NOTE: Even if a blackout period is not in effect, at no time may you trade in Company securities if you are in possession of material nonpublic information about the Company. The failure of the Company’s Chief Legal Officer to notify you of an event-specific blackout will not relieve you of the obligation not to trade while in possession of material nonpublic information.
Section 16 Reporting and Form Filing Requirements
Under Section 16(a) of the Exchange Act, directors and Section 16 Officers1 of the Company must file forms with the SEC when they engage in certain transactions involving the Company’s equity securities. In this context, in addition to basic traditional equity interests such as common stock, “equity securities” of the Company also include any securities that are exchangeable for or convertible into, or that derive their value from, an equity security of the Company. These other securities are known as derivative securities, and include options, warrants, convertible securities, and stock appreciation rights.
Form 3: Initial Beneficial Ownership Statement. A person who becomes a director or Section 16 Officer of the Company must file a Form 3 within ten days of becoming a director or Section 16 Officer, even if the director or Section 16 Officer is not an owner of the Company’s equity securities at the time. The Form 3 must disclose the director’s or Section 16 Officer’s ownership of any Company equity securities the director or Section 16 Officer owns immediately prior to assuming office.
Form 4: Changes of Beneficial Ownership Statement. As long as a person remains a director or Section 16 Officer, and for up to six months after a person no longer holds such a position with the Company, a Form 4 must be filed before 10:00 p.m. Eastern Time on the second business day following the day that there is a change in the number of equity securities of the Company held from that previously reported to the SEC. There are exceptions to this requirement for gifts and a very limited class of employee benefit plan transactions.
1     “Section 16 Officers” include an issuer’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the issuer’s parent(s) or subsidiaries are deemed officers of the issuer if they perform such policy-making functions for the issuer.

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Form 5: Annual Beneficial Ownership Statement. A Form 5 must be filed with the SEC by any individual who served as a director or Section 16 Officer of the Company during any part of the Company’s fiscal year to report: (1) all reportable transactions in Company equity securities exempt from the Form 4 filing requirement or unreported transactions of less than $10,000; (2) all transactions that should have been reported during the last fiscal year but were not; and (3) with respect to an individual’s first Form 5, all transactions which should have been reported but were not for the last two fiscal years.
A Form 5 need not be filed if all transactions otherwise reportable have been previously reported. If required, Form 5 must be filed within 45 days after the end of the Company’s fiscal year, which is February 14, or the first business day thereafter. Common types of transactions reportable on Form 5 include gifts and unreported transactions of less than $10,000.
Family Holdings. Directors and Section 16 Officers are presumed to beneficially own securities held by any member of the director’s or Section 16 Officer’s immediate family sharing the director’s or Section 16 Officer’s household. As a result, directors and Section 16 Officers must report all holdings and transactions by immediate family members living in the director’s or Section 16 Officer’s household. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents, siblings, and in-laws, and also includes adoptive relationships.
Any questions concerning whether a particular transaction will necessitate filing of one of these Forms, or how or when they should be completed should be asked of the Company’s Chief Legal Officer, or, if you prefer, your individual legal counsel. The Company must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by directors and Section 16 Officers, and must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to the Company’s securities.
Reporting Exemptions for Certain Employee Benefit Plan Transactions. Rule 16b-3 under the Exchange Act provides exemptions for director and Section 16 Officer reporting of certain employee benefit plan events on Forms 4 and 5, including certain routine non-volitional transactions under tax-conditioned thrift, stock purchase and excess benefit plans.
A transaction that results only in a change in the form of a person’s beneficial ownership is also exempt from reporting. An exempt “change in the form of beneficial ownership” would include, for example, a distribution of benefit plan securities to an insider participant where the securities were previously attributable to the insider. Exercises or conversions of derivative securities would not, however, be considered mere changes in beneficial ownership and would be reportable.
The vesting of most stock options, restricted stock and stock appreciation rights is also not subject to the reporting requirements.
Short Swing Trading Profits. In order to discourage directors and officers from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to the Company. (This is in addition to the Form reporting requirements described above.)

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“Short-swing profits” are profits that result from any purchase and sale, or sale and purchase of the Company’s equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company’s securities (including derivative securities), not only a purchase and sale or sale and purchase of the same shares, or even of the same class of securities. Furthermore, pursuant to the SEC’s rules, profit is determined so as to maximize the amount that the director or Section 16 Officer must disgorge, and this amount may not be offset by any losses realized. “Short-swing profits” may exceed economic profits.
Exemptions for Certain Incentive Award Plan Transactions. As indicated, to come within the short-swing rules, a purchase and sale (or sale and purchase) within any period of less than six months are matched to determine what profit there is (if any). Rule 16b-3 has carved out a few exceptions to what constitutes a “purchase” for these matching purposes.
Under this Rule certain transactions involving acquisitions of equity securities under employee benefit plans are not counted as “purchases” for short-swing purposes, provided that the benefit plan meets various statutory requirements.
The Five Point Holdings, LLC 2016 Incentive Award Plan meets these requirements, and therefore an acquisition of equity securities under them generally speaking is not a “purchase” for short-swing purposes.
Limitations and Requirements on Resales of the Company’s Securities
Under the Securities Act of 1933 (the “Securities Act”), directors and certain officers who are affiliates2 of the Company who wish to sell Company securities generally must comply with the requirements of Rule 144 or be forced to register the securities under the Securities Act. “Securities” under Rule 144 (unlike under Section 16) are broadly defined to include all securities, not just equity securities. Therefore, the Rule 144 requirements apply not only to common and preferred stock, but also to bonds, debentures and any other form of security. Also, the safe harbor afforded by this rule is available whether or not the securities to be resold were previously registered under the Securities Act (except that the minimum holding period required to satisfy the safe harbor shall apply only to securities which were not registered under the Securities Act).
The relevant provisions of Rule 144 as they apply to resales by directors and officers seeking to take advantage of the safe harbor are as follows:
Current public information. There must be adequate current public information available regarding the Company. This requirement is satisfied only if the Company has filed all reports required by the Exchange Act during the twelve months preceding the sale.
Manner of sale. The sale of Company shares by a director or officer must be made in one of the following manners:
2     Rule 144 under the Securities Act defines “affiliate” of an issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

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•in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission;
•to a market maker at the price held out by the market maker; or
•in a riskless principal transaction in which trades are executed at the same price, exclusive of any explicitly disclosed markup or markdown, commission equivalent or other fee, and where the transaction is permitted to be reported as riskless under the rules of a self-regulatory organization.3
Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144 (see item 4 below)), so it is important to speak with your broker prior to any sale.
Even if your stock certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of the Company.
The amount of equity securities that a director or officer may sell in a three-month period is limited to the greater of:
•one percent of the outstanding shares of the same class of the Company, or
•the average weekly reported trading volume in the four calendar weeks preceding the transactions.
The amount of debt securities that a director or officer may sell in a three-month period is limited to the greater of:
•the average weekly reported trading volume in the four calendar weeks preceding the sale, or
•10 percent of the principal amount of the tranche of debt securities (or 10 percent of the class of non-participatory preferred stock).
Notice of proposed sale. If the amount of securities proposed to be sold by a director or officer during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the officer or director must file a notice of sale with the SEC on Form 144 prior to, or concurrently with, the placing of the order to sell securities.
Holding Periods. Any securities of the Company acquired directly or indirectly from the Company in a transaction that was not registered with the SEC under the Securities Act (restricted securities) must be held for six months prior to reselling such securities. There is no statutory minimum holding period for securities which were registered under the Securities Act or acquired in an open-market transaction.
In certain situations (e.g., securities acquired through stock dividends, splits or conversions), “tacking” is permitted, that is, the new securities will be deemed to have been acquired at the same time as the original securities.
3     A riskless principal transaction is a transaction in which a broker or dealer (i) after having received a customer’s order to buy a security, purchases the security as principal in the market to satisfy the order to buy or (ii) after having received a customer’s order to sell a security, sells the security as principal to the market to satisfy the order to sell.

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Penalties for Violating the Securities Laws and Company Policy
The seriousness of securities law violations is reflected in the penalties such violations carry. A director’s resignation may be sought, or an officer will be subject to possible Company disciplinary action up to and including termination of employment. In addition, both the Company itself and individual directors, officers or employees may be subjected to both criminal and civil liability. These violations may also create negative publicity for the Company.
Questions
Because of the technical nature of some aspects of the federal securities laws, all directors and officers should review this material carefully and contact the Chief Legal Officer if at any time (i) you have questions about this Policy or its application to a particular situation; or (ii) you plan to trade in the Company’s securities, but are unsure as to whether the transaction might be in conflict with the securities laws and/or this Company Policy.
Acknowledgement
All directors, officers and other employees subject to the procedures set forth in this Addendum must acknowledge their understanding of, and intent to comply with, the Company’s Insider Trading Policy and this Addendum on the form attached to this Addendum.

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SCHEDULE A
[List revised from time to time; on file with the Company.]

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ACKNOWLEDGMENT FORM
I have received and read the Five Point Holdings, LLC Policy on Insider Trading and the Addendum thereto applicable to officers, directors and certain designated employees, and I understand their contents. I agree to comply fully with the policies and procedures contained in the Policy on Insider Trading and the Addendum. If I am an employee of the Company, I acknowledge that the Policy on Insider Trading and the Addendum are statements of policies and procedures and do not, in any way, constitute an employment contract or an assurance of continued employment.

Printed Name

Signature

Date

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